UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:  005-39203

                                  NAVTECH, INC.
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             (Exact name of registrant as specified in its charter)

                          Navtech Systems Support, Inc.
                                   11-2883366
                 295 Hagey Blvd, Suite 200, Waterloo, ON, Canada
                                     N2L 6R5
                                 (519) 747-1170

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE

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            (Title of each class of securities covered by this Form)


                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(l)(i)   [ ]                Rule 12h-3(b)(l)(i)   [X]
      Rule 12g-4(a)(l)(ii)  [ ]                Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]                Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6            [ ]



Approximate number of holders of record as of the certification or notice date:

                  Common Stock: 7 holders of record

      Pursuant to the requirements of the Securities Exchange Act of 1934, Navtech, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 30, 2007

                                          NAVTECH, INC.


                                          By: /s/ Gordon Kilpatrick
                                              --------------------------------
                                              Name:  Gordon Kilpatrick
                                              Title: Chief Financial Officer